SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CFW COMMUNICATIONS COMPANY
                (Name of Registrant as Specified in its Charter)

                          CFW COMMUNICATIONS COMPANY
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

CFW
COMMUNICATIONS COMPANY
-------------------------------------------------------------------------------
                                                                401 Spring Lane
                                                                      Suite 300
                                                                 P. O. Box 1990
   JAMES S. QUARFORTH                                      Waynesboro, VA 22980
     PRESIDENT AND                                       Telephone 540 946-3500
CHIEF EXECUTIVE OFFICER                                  FAX       540 946-3595



                                                              March 17, 1997

Dear Shareholder:

     You are cordially invited to attend our 1997 Annual Meeting of Shareholders at 10:00 a.m. on Tuesday, April 22, 1997. The meeting will be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia. Please join us for refreshments at 9:30 a.m.

     You will find complete information about the meeting in the enclosed Notice and Proxy Statement. Your 1996 Annual Report is sent to you herewith.

     We sincerely hope you will be able to be present at the meeting, but whether or not you plan to attend, we request that you sign your Proxy Card and mail it in the enclosed envelope. The prompt return of your Proxy will be appreciated.

                                              Sincerely,

                                               /s/ J.S. Quarforth
                                              -------------------------
                                              J. S. Quarforth
                                              President and
                                              Chief Executive Officer

CFW
COMMUNICATIONS COMPANY
-------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Notice is Hereby Given that the Annual Meeting of Shareholders of CFW COMMUNICATIONS COMPANY (the "Meeting") will be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, on Tuesday, April 22, 1997, at 10:00 a.m. for the following purposes:

     (1)   To elect three directors for three-year terms expiring in 2000; and

     (2) To approve the CFW Communications Company 1997 Stock Compensation Plan; and

     (3) To approve the CFW Communications Company Non-Employee Directors' Stock Option Plan; and

     (4) To transact such other business as may properly come before the meeting or any adjournment.

     Only shareholders of Common Stock of record at the close of business on February 24, 1997 will be entitled to vote at the Meeting.

                       By Order of the Board of Directors

                                   C. S. Smith

                               Corporate Secretary

Waynesboro, Virginia
March 17, 1997

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

CFW
COMMUNICATIONS COMPANY
-------------------------------------------------------------------------------

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 22, 1997

     This Proxy Statement is furnished to the Shareholders of CFW Communications Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, April 22, 1997, at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, and at any adjournment. The mailing address of the Company's Corporate Office is 401 Spring Lane, Suite 300, P. O. Box 1990, Waynesboro, Virginia 22980. The Company's subsidiaries are CFW Telephone Inc., CFW Network Inc., CFW Wireless Inc., CFW Communications Services Inc., CFW Cable Inc., CFW Cable of Virginia Inc., CFW Information Services Inc., CFW Licenses Inc. and CFW PCS Inc.

     Solicitations of proxies will be made by use of the United States mail and may be made by direct or telephone contact by employees of the Company or First Union National Bank of North Carolina. All solicitation expenses will be borne by the Company. Brokerage houses and nominees will be requested to forward the proxy materials to the beneficial holders of the shares held of record by these persons and the Company will reimburse them for their reasonable charges in this connection. Shares represented by duly executed proxies in the accompanying form received by First Union National Bank of North Carolina prior to the Meeting will be voted at the Meeting.

     The Company does not know of any matters other than those referred to in the accompanying Notice which are to come before the Meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

     Where a shareholder directs in the proxy a choice with respect to any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted for the re-election of three Class III Directors, the approval of the CFW Communications Company 1997 Stock Compensation Plan and the approval of the CFW Communications Company Non-Employee Directors' Stock Option Plan. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, or by voting in person at the Meeting. The close of business on February 24, 1997, has been fixed as the record date (the "Record Date") for the Meeting and any adjournment. As of that date, there were 12,980,212 Common Shares outstanding, each of which is entitled to one vote. As of the Record Date, and on the date hereof, no person was known to the Company to own of record or beneficially more than 5% of the outstanding shares of Common Stock of the Company. Votes that are withheld and shares held in street name that are not voted in the election of directors and other matters being considered at the meeting will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors and approval of the other matters to be considered at the meeting.

     This Proxy Statement and enclosed proxy card are being mailed to shareholders beginning on or about March 17, 1997. An Annual Report to Shareholders including financial statements for the years ending December 31, 1996, 1995 and 1994 is enclosed.

                              ELECTION OF DIRECTORS

     The names and employment histories of the three nominees, six current Directors and Executive Officers are indicated in the following table. The number and percentage of shares of Common Stock beneficially owned by each as of the Record Date is also indicated.

     Class III Directors are eligible for election at the 1997 Annual Meeting of Shareholders. The nominees listed below are current Directors who have consented to stand for re-election as Class III Directors of the Company to serve three-year terms expiring at the 2000 Annual Meeting of Shareholders of the Company. It is not anticipated that any nominee for election will become unable to serve as a Director of the Company, but if any or all are unable to accept nomination, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board of Directors. A quorum being present, the persons receiving a plurality of the votes cast will be elected as Directors.


                                               Common Stock
                                               ------------


                                                                                    Principal Occupation
                             Sole Voting                                                and Business
                             and Invest-                           Percentage          Experience for
Name                         ment Power      Other (a)     Total    of Class            Past 5 years
----                         -----------     ---------     -----   ----------   -------------------------

CLASS III DIRECTORS - Nominees for Election

John N. Neff (b)                100           800          900          .01%     President and Chief
Age 45                                                                           Executive Officer
Director since 1995                                                              Nielsen Construction
                                                                                 Company/Nielsen
                                                                                 Management
                                                                                 Group, Inc.
                                                                                 Harrisonburg, VA

William Wayt Gibbs, V        76,934       116,672      193,606         1.47%     President and Chief
Age 56                                                                           Executive Officer
Director since 1977                                                              Comprehensive
                                                                                 Computer Consultants
                                                                                 (Formerly President,
                                                                                 Shenandoah Micro-
                                                                                 computer Services, Inc.)
                                                                                 Staunton, VA

Robert S. Yeago, Jr. (c)     17,211        88,483      105,694       .80%        Chairman of the Board
Age 72                                                                           (President and
Director since 1973                                                              Chief Executive Officer
                                                                                 until May 1, 1990)
                                                                                 CFW Communications
                                                                                 Company and Subsidiaries
                                                                                 Waynesboro, VA

CLASS I DIRECTORS - Terms Expire 1998

C. Wilson McNeely, III        2,741         1,825        4,566       .03%        President
Age 54                                                                           Eagle Corporation
Director since 1995                                                              (Manufacturer of
                                                                                 concrete products and
                                                                                 distributor of fuel oils)
                                                                                 Charlottesville, VA

C. Phillip Barger           173,639             0      173,639         1.32%     Chairman
Age 68                                                                           E. W. Barger and
Director since 1963                                                              Company
                                                                                 T/A Barger Insurance
                                                                                 Waynesboro, VA

                                      Common Stock
                                      ------------

                                                                                    Principal Occupation
                          Sole Voting                                                   and Business
                          and Invest-                                Percentage        Experience for
Name                      ment Power        Other (a)     Total       of Class          Past 5 years
----                      -----------       ---------     -----       ---------- -------------------------
CLASS I DIRECTORS - Terms Expire 1998 (continued)

Meredith E. Yeago (c)        33,771        31,755       65,526       .50%        Retired (Vice President
Age 74                                                                           and Treasurer until May 1,
Director since 1969                                                              1989) CFW Communications
                                                                                 Company and Subsidiaries
                                                                                 Waynesboro, VA

CLASS II DIRECTORS - Terms Expire 1999

John B. Mitchell, Sr.       1,439           3,173        4,612       .04%        President
Age 56                                                                           Hammond-Mitchell, Inc.
Director since 1989                                                              (Construction Contractor)
                                                                                 Covington, VA

James S. Quarforth           12,200        87,357       99,557       .76%        President and Chief
Age 42                                                                           Executive Officer
Director since 1987                                                              since May 1, 1990
                                                                                 (Formerly Executive Vice
                                                                                 President-Operations
                                                                                 from January 1, 1989 to
                                                                                 May 1, 1990) CFW Commu-
                                                                                 nications Company and Sub-
                                                                                 sidiaries Waynesboro, VA;
                                                                                 Director of Planters Bank
                                                                                 and Trust Company of
                                                                                 Virginia, Staunton, VA
                                                                                 and Director of American
                                                                                 Telecasting, Inc., Colorado
                                                                                 Springs, CO

Carl A. Rosberg               7,748        47,500       55,248       .42%        Senior Vice President
Age 44                                                                           since May 1, 1990
Director since 1992                                                              (Formerly Vice President-
                                                                                 Administration since
                                                                                 January 1, 1989)
                                                                                 CFW Communications
                                                                                 Company and Subsidiaries
                                                                                 Waynesboro, VA and
                                                                                 Director of American
                                                                                 Telecasting, Inc., Colorado
                                                                                 Springs, CO


                                       5


                                              Common Stock
                                              ------------

                                     Sole Voting
                                     and Invest-                                             Percentage
Name                                 ment Power           Other (a)          Total            of Class
----                                 -----------          ---------          -----            --------
NON-DIRECTOR EXECUTIVE OFFICERS

Christina S. Smith                      3,342              4,350             7,692              .06%
Age 36

David R. Maccarelli                       874             17,076            17,950              .14%
Age 44

J. William Brownlee                    30,739             15,890            46,629              .35%
Age 56

Michael B. Moneymaker                   4,620              2,600             7,220              .05%
Age 39

All officers and
directors as a
group (14 persons)                    365,618        420,731               786,349             5.98%
--------------------------------------------------------------------------------------------------------



(a) Includes shares held by spouses, children, trusts and companies in which the director or officer owns a controlling interest. Also includes 178,023 shares subject to options exercisable within sixty days.

(b) Through a competitive bidding process, during 1996 the Company awarded a $1.6 million construction contract to Nielsen Construction Company.

(c) Robert S. Yeago, Jr. is a first cousin to Meredith E. Yeago.

    Based on a review of the forms and written representations received by the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that during 1996 its directors and executive officers complied with all applicable Section 16 filing requirements.

                             COMMITTEES OF THE BOARD

    C. Phillip Barger, James S. Quarforth, Meredith E. Yeago, Robert S. Yeago, Jr. and John B. Mitchell, Sr. comprise the Executive Committee of the Board. One committee meeting was held during 1996.

    The Company has a standing Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee, consisting of C. Phillip Barger, William Wayt Gibbs, V, John N. Neff and Meredith E. Yeago, had two meetings in 1996 for the purpose of approving the 1995 audit and recommending an accounting firm to the Board to serve as independent public auditors to make an audit of the financial statements of the Company for the year 1996 and to perform certain non-audit services.

    The Compensation Committee, consisting of C. Phillip Barger, John B. Mitchell, Sr., C. Wilson McNeely, III and Robert S. Yeago, Jr., held one meeting during the year for the purpose of determining wage and salary increases.

    The Stock Option Committee, consisting of C. Phillip Barger, John B. Mitchell, Sr., C. Wilson McNeely, III and Robert S. Yeago, Jr., held one meeting during the year for the purpose of granting stock options to certain key employees of the Company and designing a new employee stock compensation plan and non-employee directors' stock option plan.

    The full Board of Directors has the responsibilities of a Nominating Committee whose functions include consideration of the size, composition and continuity of the Board. In carrying out its responsibilities, the Board will consider candidates suggested by shareholders. Any shareholder recommendation for a nominee for director at the 1998 Annual Meeting of Shareholders of the Company, together with a description of the proposed nominee's qualifications, relevant biographical information and the proposed nominee's signed consent to serve if elected, should be submitted in writing to the Corporate Secretary of the Company not later than February 26, 1998.

    The Board of Directors held eight regular meetings during 1996. All directors attended more than 75% of the meetings of the Board and committees of which he is a member.

                           SUMMARY COMPENSATION TABLES

    The following tables set forth information as to compensation paid to the chief executive officer and the next four most highly compensated executive officers of the Company (the "Named Executives") for 1996, with comparisons to 1995 and 1994 information, as well as option grants and exercises for 1996:

                             EXECUTIVE COMPENSATION

                                                                           Long Term
                                                                          Compensation
                                                                          ------------
                Annual Compensation                                          Awards
-------------------------------------------------------------------------------------------------------
     Name and                                                              Options/           All Other
Principal Position         Year           Salary            Bonus            SARs          Compensation(1)
------------------         --------------------------------------           -----          -------------
James S. Quarforth        1996          $198,750          $69,418           21,000            $6,018
President & Chief         1995           165,000           46,077            6,000             5,754
Executive Officer         1994           150,000           38,931            6,000             5,835

Carl A. Rosberg           1996           142,500           22,313           12,000             5,681
Senior Vice President     1995           118,308           22,223            4,000             5,371
                          1994           107,316           22,535            3,000             5,001

David R. Maccarelli       1996           113,751           35,250           12,000             5,014
Senior Vice President     1995            95,004           19,162            3,000             4,334
                          1994            89,000           15,858            3,000             4,162

Michael B. Moneymaker(2)  1996           102,500           26,141            6,750             2,329
Vice President-Finance    1995            19,792                0            5,000                 0
                          1994                 0                0                0                 0

J. William Brownlee       1996            88,104           27,297            3,000             3,970
Vice President-           1995            82,416           21,540            2,000             3,860
Telephone Operations      1994            78,816           17,479            2,000             3,185


(1) In 1996 the  Company  made  contributions  to the  savings  plan of  $4,394 for James S. Quarforth, $4,500 for Carl A. Rosberg, $4,070 for David R. Maccarelli, $1,706 for Michael B. Moneymaker, and $3,373 for J. William Brownlee. In addition, the Company made group life insurance premium payments of $1,624 for James S. Quarforth, $1,181 for Carl A. Rosberg, $944 for David R. Maccarelli, $623 for Michael B. Moneymaker and $597 for J. William Brownlee.

   In 1995 the Company made contributions to the savings plan of $4,278 for James S. Quarforth, $4,279 for Carl A. Rosberg, $3,439 for David R. Maccarelli, and $3,291 for J. William Brownlee. In addition, the Company made group life insurance premium payments of $1,476 for James S. Quarforth, $1,092 for Carl A. Rosberg, $895 for David R. Maccarelli, and $569 for J. William Brownlee.

(2) Mr. Moneymaker joined the Company on October 10, 1995.



                             OPTION/SAR GRANTS TABLE
                      Option/SAR Grants in Last Fiscal Year
                      -------------------------------------

                                                                                        Potential Real-
                                                                                        izable Value At
                                                                                        Assumed Annual
                                                                                        Rates of Stock
                                                                                        Price Appreciation
                               Individual Grants                                        For Option Term
---------------------------------------------------------------------------------  ------------------------
                                        % of Total
                            Options/   Options/SARs     Exercise
                              SARs      Granted to       or Base
                           Granted(1)  Employees in       Price       Expiration
    Name                   (Shares)     Fiscal Year     Per Share         Date         5%(2)     10%(2)
    -----                ------------  ------------     ---------         ----         --        -------
James S. Quarforth           21,000        21.0%         $17.50       02/26/2006    $231,119     $585,700

Carl A. Rosberg              12,000        12.0%          17.50       02/26/2006     132,068      334,686

David R. Maccarelli          12,000        12.0%          17.50       02/26/2006     132,068      334,686

Michael B. Moneymaker         6,750         6.8%          17.50       02/26/2006      74,288      188,261

J. William Brownlee           3,000         3.0%          17.50       02/26/2006      33,017       83,671


(1)  No SARs were granted in tandem with stock options.

(2) In order to realize the potential value set forth, the price per share of the Company's common stock would be approximately $28.50 and $45.40, respectively, at the end of the ten year option term. Over the last ten years, the market price of the Company's stock has increased at a compounded annual rate of 18.5%.


                 OPTION/SAR EXERCISES AND YEAR END VALUE TABLE
Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option SAR Value
-----------------------------------------------------------------------------------------------------------

                                                                                   Value of Unexercised
                                                       Number of Unexercised           In-the-Money
                                                          Options/SARs at              Options/SARs
                                                          FY-End (Shares)               at  FY-End

                       Shares Acquired     Value           Exercisable/                  Exercisable/
       Name              On Exercise      Realized         Unexercisable                Unexercisable
       ----              -----------      --------         -------------                -------------
James S. Quarforth         2,000         $31,125        83,157 /  33,799        $1,005,876  /  $112,812

Carl A. Rosberg            1,200          16,950        45,100 /  16,500           427,438   /   63,750

David R. Maccarelli          874           3,278        14,676 /  15,750            40,020  /    61,688

Michael B. Moneymaker          0               0         1,250  / 10,500             4,844  /    45,750

J. William Brownlee        8,010          62,319        15,290  /  5,500            90,406  /    18,000


Closing price on December 31, 1996 was $22.125 and was used in calculating the value of unexercised options.

                  PENSION PLAN/DEFINED BENEFIT PLAN DISCLOSURE

     The following table reflects the estimated aggregate retirement benefits to which certain executive officers of the Company, including each of the named executive officers in the Summary Compensation Table, are expected to be entitled under the provisions of the Company's non-contributory, funded employee retirement plan and the executive supplemental retirement plan (the "Plans"). The table illustrates the amount of aggregate annual retirement benefits payable under the Plans for an executive retiring in 1996 at age 65 computed on a straight life annuity. The amount of benefit assumes that the executive has completed a minimum of 15 years of service. The supplemental benefit amount will not be paid for service of less than 15 years. Additional aggregate benefits are not earned for service in addition to 35 years. Amounts listed will be reduced by social security benefits and offset by employer 401(k) contributions.





    Average Annual                                   Annual Retirement Benefits Payable for
     Compensation                                          Respective Years of Service
     ------------                                          ---------------------------
                        15 years         20 years           25 years         30 years          35 years
                        --------      --------------   ---------------  -----------------   ------------
      $100,000          $ 50,000        $ 57,500          $ 65,000          $ 72,500          $ 80,000
       125,000            62,500          71,875            81,250            90,625           100,000
       150,000            75,000          86,250            97,500           108,750           120,000
       175,000            87,500         100,625           113,750           126,875           140,000
       200,000           100,000         115,000           130,000           145,000           160,000
       225,000           112,500         129,375           146,250           163,125           180,000
       250,000           125,000         143,750           162,500           181,250           200,000
       275,000           137,500         158,125           178,750           199,375           220,000
       300,000           150,000         172,500           195,000           217,500           240,000



    The number of credited years of service for James S. Quarforth, Carl A. Rosberg, David R. Maccarelli, Michael B. Moneymaker and J. William Brownlee is 17 years, 8 years, 4 years, 1 year and 33 years, respectively.

                              DIRECTOR COMPENSATION

    Non-management directors receive a monthly retainer fee of $800 and $400 for each meeting attended. The Chairman of the Board receives an additional monthly retainer fee of $600.

                COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    As members of the Compensation Committee and Stock Option Committee it is our duty to monitor the performance and compensation of executive officers and other key employees and to make appropriate recommendations and reports to the Board concerning matters of executive compensation.

    The Company maintains a compensation program designed to motivate, retain and attract management, with incentives linked to financial performance and enhanced shareholder value. The fundamental philosophy is to relate the amount of compensation for an executive directly to his or her contribution to the Company's success in achieving superior performance objectives. The Company's executive compensation program consists of three components: 1) base salary; 2) potential for annual incentive compensation based on Company performance; and,
3) the opportunity to earn long-term stock-based incentives which are intended to encourage achievement of superior long-term results and to align executive officer interests with those of the shareholders. The base salary element is developed based on the performance of the individual executives with reference to industry, peer group and national surveys, with the objective of having the Company's chief executive officer receive a level of base salary similar to the average base salary of chief executives at similarly sized technological service companies. Base salary levels of the Company's other executive officers are established by reference to the chief executive officer's salary, depending on the type and level of responsibility of the other executives. The annual incentive compensation element is based on the Company's attainment of certain levels of profitability, service and on the individual's overall performance, all as set forth in the Company's annual management incentive plan. The criteria contained in the Company's annual management incentive compensation plan (MIP) is developed in conjunction with the Company's annual business plan. The long-term stock-based element is developed by reference to competitive practices and trends of other companies which use stock options as a component of executive compensation. Long-term stock-based incentives are given great weight in the Company's overall compensation mix in order to incentivize executive officers to increase shareholder value. Accordingly, the Committee has taken into account the amount and value of options held by each of the executive officers when considering new grants to assure that deserving executives have a significant equity participation in the Company.

    The Chief Executive Officer's total compensation increased by $57,091 in 1996 compared to 1995. A number of factors and criteria were utilized by the Compensation Committee in evaluating the increase in total compensation. An independent compensation consulting firm's industry market survey of similarly sized technological service companies as well as individual performance were utilized to determine the base salary increase of $33,750 and an increase in targeted payout as a percentage of base salary resulting in an incentive increase of $23,341 for 1996. The incentive portion took into consideration the strong financial performance of the Company and the successful execution of the 1996 business plan. During 1996, the Company's consolidated net operating revenues increased $6.9 million or 16%, operating cash flows (operating income before depreciation and amortization) increased $4 million or 20% and net income increased $1.1 million or 12%. The Compensation Committee also considers the Chief Executive Officer's continued leadership in advancing the Company's long-term strategic business goals. Specifically, during 1996, the Company, through a combination of acquisitions involving the Virginia PCS Alliance, L.C. and a joint venture with R&B Communications, Inc., acquired radio frequency spectrum licenses for Personal Communications Services for a contiguous area encompassing a population of five million; launched its wireless cable service in the Richmond, Virginia market, upgraded its cable system in Alleghany County, became certified by the Virginia State Corporation Commission to provide local telephone services to an eleven county region in the central and western portions of Virginia, and acquired additional directory assistance business from AT&T.

                   Compensation Committee and Stock Option Committee

                   R. S. Yeago, Jr.         John B. Mitchell, Sr.
                   C. Phillip Barger        C. Wilson McNeely, III


                      COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

    Robert S. Yeago, Jr., a Director and member of the Compensation Committee and Stock Option Committee of the Company, formerly served as President and Chief Executive Officer.


                             PERFORMANCE GRAPH

   The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Composite Index and to the S&P Telecommunications Index (which includes the seven Regional Bell Operating Companies (RBOCS), GTE and ALLTEL) for the Company's last five fiscal years. The graph assumes that the value of the investment in each scenario was $100 at December 31, 1991 and that all dividends were reinvested in their respective common stock issue in the month paid.

                         [GRAPH GOES HERE]


                                        Fiscal Year Ended December 31
                                 1991    1992   1993    1994   1995  1996
CFW Communications Company       100     132    190     157    138   176
NASDAQ Composite Index           100     116    134     131    185   227
S&P Telecom Index                100     133    151     137    184   193




               PROPOSAL TO APPROVE THE CFW COMMUNICATIONS COMPANY
                          1997 STOCK COMPENSATION PLAN

     The Board proposes that the shareholders approve the CFW Communications Company 1997 Stock Compensation Plan (the "1997 Plan"), adopted by the Board on December 16, 1996, subject to the approval of the Company's shareholders. The 1997 Plan permits the grant of options to purchase shares of Common Stock from the Company, stock appreciation rights ("SARs"), Stock Awards and Performance Shares.

     The CFW Communications Company 1988 Stock Option Plan (the 1988 Plan) was adopted by the Board and received shareholder approval in 1988. As of the date of this prospectus, approximately 65,000 shares of Common Stock remain available for awards under the 1988 Plan. The Board believes that the 1988 Plan has provided significant incentives to its participants and the Board wishes to further those objectives under the 1997 Plan. No additional awards will be made under the 1988 Plan if the shareholders approve the 1997 Plan.

     Due to the Company's current growth strategies and aggressive personal communication services (PCS) buildout plan, the Board believes the 1997 Plan is essential and will benefit the Company by (i) assisting it in recruiting and retaining the services of industry experienced employees with ability and initiative, (ii) providing greater incentive for key management employees who provide valuable services to the Company and (iii) associating the interests of such persons with those of the Company and its shareholders through opportunities for increased stock ownership and performance-based incentive compensation.

The following paragraphs summarize the more significant features of the 1997 Plan. This summary is subject, in all respects, to the terms of the 1997 Plan which is incorporated herein by reference. The Company will provide promptly, upon request and without charge, a copy of the full text of the 1997 Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Christina S. Smith, Corporate Secretary, CFW Communications Company, P. O. Box 1990, Waynesboro, Virginia 22980-1990, telephone (540) 946-3500.

Administration

     A committee of non-employee Directors appointed by the Board (the "Committee") will administer the 1997 Plan. The Committee will have the authority to select the individuals who will participate in the 1997 Plan ("Participants") and to grant Options and SARs and to make Stock Awards and awards of Performance Shares upon such terms (not inconsistent with the terms of the 1997 Plan), as the Committee considers appropriate. In addition, the Committee will have complete authority to interpret all provisions of the 1997 Plan, to prescribe the form of agreements evidencing awards under the 1997 Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the 1997 Plan and to make all other determinations necessary or advisable for the administration of the 1997 Plan.

     The Committee may delegate its authority to administer the 1997 Plan to an officer of the Company. The Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16"). As used in this summary, the term "Administrator" means the Compensation Committee and any delegate, as appropriate.

Eligibility

     Any employee of the Company or any affiliate of the Company is eligible to participate in the 1997 Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or long term growth of the Company or an affiliate.

Awards

     Options. Options granted under the 1997 Plan may be incentive stock options ("ISOs") or nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the option price. The option price will be fixed by the Administrator at the time the option is granted, but in the case of an ISO the price cannot be less than the shares' fair market value on the date of grant. The option price may be paid in cash, a cash equivalent acceptable to the Administrator, or, with the Administrator's consent, with shares of Common Stock, or a combination thereof.

     Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which an option may be exercised will be fixed by the Administrator at the time the option is granted but, in the case of an incentive stock option, cannot exceed ten years.

     No employee may be granted ISOs (under the 1997 Plan or any other plan of the Company) that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000.

     SARs. SARs generally entitle the Participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant. The 1997 Plan provides that the Administrator may prescribe that the Participant will realize appreciation on a different basis than described in the preceding sentences. For example, the Administrator may limit the amount of appreciation that may be realized upon the exercise of an SAR.

     SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates and vice versa.

    SARs may be exercised at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which an SAR may be exercised will be fixed by the Administrator at the time the SAR is granted, except that no Corresponding SAR that is related to an incentive stock option shall have a term of more than ten years from the date such related option was granted. The amount payable upon the exercise of an SAR may, in the Administrator's discretion, be settled in cash, Common Stock, or a combination of cash and Common Stock.

     Stock Awards. The 1997 Plan also permits the grant of Stock Awards, i.e., shares of Common Stock. A Stock Award may be, but is not required to be, forfeitable or otherwise restricted until certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or that certain objectives be achieved. Any restrictions imposed on a Stock Award will be prescribed by the Administrator.

     Performance Shares. The 1997 Plan also permits the award of Performance Shares, i.e., an award stated with reference to a number of shares of Common Stock that entitles the holder to receive a payment equal to the fair market value of the Common Stock if the performance objectives are achieved. The Administrator will determine the performance criteria at the time Performance Shares are granted. To the extent that a Performance Share award is earned, it may be settled in cash, with Common Stock or a combination of cash and Common Stock.

Transferability

     In general, options, SARs, Performance Shares and Stocks will be nontransferable except by will or the laws of descent and distribution. If provided in the agreement governing the grant or award, options (other than incentive stock options), Performance Shares, and SARs (other than a Corresponding SAR that is related to an incentive stock option), may be transferred by the Participant to his spouse, children, or grandchildren or to a trust or trusts for the benefit of such family members or to a partnership in which such family members are the only partners, on such terms as permitted under Securities and Exchange Commission Rule 16b-3.

Share Authorization

     Under the 1997 Plan, a maximum of 950,000 shares of Common Stock may be issued upon the exercise of options and SARs and the grant of Stock Awards and the settlement of Performance Shares. This limitation will be adjusted as the Committee determines is appropriate in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization, or other similar events. The terms of outstanding awards and the limitations on individual grants also may be adjusted by the Administrator to reflect such changes.

Amendment and Termination

     No option, SAR, or Stock Award may be granted and no Performance Shares may be awarded under the 1997 Plan after December 16, 2006. The Board may, without further action by shareholders, terminate or suspend the 1997 Plan in whole or in part. The Board also may amend the 1997 Plan except that no amendment that materially increases the number of shares of Common Stock that may be issued under the 1997 Plan, materially changes the class of individuals who may be selected to participate in the 1997 Plan, or materially increases the benefits that may be provided under the Plan will become effective until it is approved by shareholders.

     On February 24, 1997, the Committee granted ISOs under the 1997 Plan, subject to the shareholders' approval of the 1997 Plan. The options become exercisable ratably over a four year period beginning on the anniversary date of the grant. The options had a ten year term and cannot be exercised after termination of employment, although a longer period for exercise is permitted if employment ends on account of death, disability or retirement. The option price is $20.875 per share, the fair market value on the date of grant, and may be paid in cash, by surrendering Common Stock, or a combination of cash and Common Stock. Mr. Quarforth, Mr. Rosberg, Mr. Maccarelli, Mr. Moneymaker and Mr. Brownlee received 20,000, 11,000, 11,000, 8,000 and 5,000 options, respectively. The total executive officer group received 63,000 options.

     The Company is not able to estimate the number of individuals that the Administrator will select to participate in the future or the type or size of awards that the Administrator will approve.

Federal Income Tax Consequences

     The Company has been advised by counsel regarding the federal income tax consequences of the 1997 Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

     No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. The Participant must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an SAR.

     Income is recognized on account of the grant of a Stock Award when the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the Participant recognizes income equal to the fair market value of the Common Stock.

     No income is recognized on account of the award of Performance Shares. The Participant must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of a Performance Share award.

     The employer (either the Company or its affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or the vesting of a Stock Award or the settlement of Performance Shares. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of ISO stock.

     For the approval of the 1997 Plan, it must be approved by the holders of a majority of the shares of common stock represented at the Annual meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF
                       THE 1997 STOCK COMPENSATION PLAN.

                   PROPOSAL TO APPROVE THE CFW COMMUNICATIONS
                COMPANY NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Company proposes that the shareholders approve the CFW Communications Company Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Company's Board of Directors (the "Board") adopted the Directors' Plan on December 16, 1996, subject to the approval of the Company's shareholders.

     The Board believes that the Directors' Plan will benefit the Company by promoting a greater identity of interest between the Company's non-employee directors ("Directors") and its shareholders by affording a Director the opportunity to reduce the retainer fees otherwise payable to the Director in return for an option to purchase Common Stock ("Option") in the future.

     The following paragraphs summarize the principal features of the Directors' Plan. This summary is subject, in all respects, to the terms of the Directors' Plan, which is incorporated herein by reference. The Company will provide promptly, upon request and without charge, a copy of the full text of the Directors' Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Christina S. Smith, Corporate Secretary, CFW Communications Company, P.O. Box 1990, Waynesboro, Virginia 22980-1990 (540) 946-3500.

     Eligibility. Each non-employee director is eligible to participate in the Directors' Plan. Each Director who elects to participate in the Directors' Plan is referred to as a "Participant".

     Options. Prior to December 15 (the "Election Date") of each year, each Director may elect to forgo all or a portion of the retainer fee he or she would have received in the next following calendar year in exchange for an Option. Options will be granted on January 2 (or, if January 2 is not a business day, the next following business day), of each year (the "Date of Grant") during the term of the Directors' Plan. Prior to each Election Date, the Board will determine the number of shares of Common Stock for which an Option will be granted with respect to stated amounts of retainer fee that each Participant relinquishes. January 2, 1997, is the first Date of Grant.

     Terms of Options. The Option price per share of Common Stock will be the share's Fair Market Value. The term "Fair Market Value" means, on any given date, the average of the bid and asked prices of a share of Common Stock as reported by such source as the Board may select. If there is no bid and asked price for the Common Stock on such day, then Fair Market Value means the average bid and asked prices as reported on the next preceding day as reported by such source as the Board may select. The Option price may be paid in cash, by surrendering shares of Common Stock to the Company, or a combination thereof.

     Options granted on January 2, 1997, will first be exercisable with respect to five-twelfths of the shares covered by the Option on May 1, 1997, and with respect to an additional one-twelfth of the shares covered by the Option on the first day of each month thereafter. Notwithstanding the preceding sentence, Options granted on January 2, 1997, will not become exercisable and each Participant will receive a cash payment on May 1, 1997, equal to the value of any retainer fees relinquished in exchange for an Option if the shareholders do not approve the Directors' Plan. Options granted on any Date of Grant other than January 2, 1997, will become exercisable with respect to one-twelfth of the shares covered by the Option on the Option's Date of Grant and with respect to an additional number of whole shares equal to or less than one-twelfth of the shares covered by the Option on the first day of each month thereafter. Options may be exercised for any number of whole shares for which the option is exercisable.

     To the extent that an Option is not exercisable on the date that the Participant's service on the Board terminates, the Option will be forfeited. All Options will become exercisable as of the date the Participant's service on the Board of Directors terminates on account of death or Disability. The term "Disability" means a permanent and total disability within the meaning of
Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. To the extent that an Option is exercisable or becomes exercisable on the date that the Participant's service on the Board terminates due to death or Disability, the Option will remain exercisable until the date that is ten years from the Option's Date of Grant. The maximum period in which an Option may be exercised will be ten years from the Option's Date of Grant.

     Options are nontransferable except by will or the laws of descent and distribution. During the Participant's lifetime, the Options may be exercised only by the Participant. No right or interest of a Participant under the Directors' Plan will be liable for, or subject to, any lien, obligation or liability of such Participant.

     A Participant will not have any rights as a shareholder with respect to shares covered by Options until the Options are exercised.

     A total of 25,000 shares of Common Stock may be issued upon the exercise of Options granted under the Directors' Plan. If the Company (a) affects one or more dividends, stock split-ups, subdivisions or consolidations of shares or (b) engages in any transaction described in Section 242 of the Code, the Board will adjust the maximum number of shares that may be issued under the Directors' Plan and the terms of outstanding Options.

     No Options will be granted under the Directors' Plan after January 2, 2006.

     Amendments. The Board of Directors may amend or terminate the Directors' Plan without further action by the shareholders; provided, however, that no amendment may become effective without shareholder approval if the amendment (i) materially increases the aggregate number of shares of Common Stock that may be issued pursuant to the Directors' Plan, (ii) materially increases the benefits accruing to Participants under the Directors' Plan or (iii) materially changes the class of individuals who may become Participants.

     On January 2, 1997, subject to shareholder approval, options were granted at the option price of $21.875. Prior to December 15, 1996, certain directors elected to forego all or a portion of their 1997 retainer fee in exchange for options. Mr McNeely, III, Mr. Neff, Mr. Mitchell and Mr.Gibbs, V received 1,322, 926, 661 and 264 options, respectively.

     Except as previously described, the Company is not able to estimate the number of directors who will elect to forego their retainer fees in the future or the number of options which they may be granted.

     Federal Income Tax Consequences. The Company has been advised by counsel regarding the federal income tax consequences of the Directors' Plan. No income is recognized by a Participant on account of the grant of an Option. Income is recognized on the date that an Option is exercised. The amount of income recognized by the Participant is equal to the difference between the Option price and the fair market value of the Common Stock on the date the Option is exercised. Any gain or loss that a Participant realizes on a subsequent disposition of Common Stock acquired upon the exercise of an Option will be treated as long-term or short-term capital gain or loss, depending on the period during which the Participant held such shares.

     If the Participant pays the Option price by surrendering shares of Common Stock, the Participant will not recognize gain or loss to the extent that the number of shares received in the exchange does not exceed the number of shares surrendered. The Participant will, however recognize ordinary income equal to the fair market value of the shares received in the exchange that exceed the number of shares surrendered (the "Additional Shares"), less any cash paid by the Participant to exercise the Option. The Participant's tax basis in the shares received in the exchange that do not exceed the number of shares surrendered is the same as his tax basis in the shares surrendered. The Participant's tax basis in the Additional Shares will be equal to the sum of the ordinary income recognized by the Participant on account of the exchange and any cash paid by the Participant to exercise the Option. The exercise of an Option will entitle the Company to claim a federal income tax deduction equal to the amount of income recognized by the Participant.

     For the approval of the Directors' Plan, it must be approved by the holders of a majority of the shares of common stock represented at the Annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE CFW COMMUNICATIONS COMPANY NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.

                              FINANCIAL STATEMENTS

    The Company's 1996 Annual Report to Shareholders contains audited financial statements for 1996, 1995 and 1994 and the report of McGladrey & Pullen, LLP thereon. Management's Discussion and Analysis of financial condition and results of operations is also contained in this 1996 Annual Report.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of McGladrey & Pullen, LLP, P. O. Box 1276, Richmond, Virginia, independent public accountants, audited the financial statements of the Company for the fiscal year ending December 31, 1996. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting and will be available to make a statement if he desires to do so and to answer appropriate questions with respect to that firm's audit of the Company's financial statements and records for the fiscal year ended December 31, 1996.

                              SHAREHOLDER PROPOSALS

    In order for proposals of shareholders to be considered for inclusion in the Proxy Statement and Proxy for the 1998 Annual Meeting of Shareholders, such proposals must be received by the Corporate Secretary of the Company by February 26, 1998.

                                    FORM 10-K

    Upon written request to the Corporate Office of the Company, P. O. Box 1990, Waynesboro, Virginia 22980, shareholders will be furnished without charge a copy of the Company's Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission, including the financial statements and the schedules thereto for the most recent fiscal year.

Waynesboro, Virginia
March 17, 1997
                                        16

                           CFW COMMUNICATIONS COMPANY
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby constitutes M. E. Yeago and C. S. Smith, or either of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all common stock of the undersigned at the Annual Meeting of Shareholders to be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, on Tuesday, April 22, 1997, at 10:00 a.m., or any adjournment thereof.

 The Board of Directors recommends a vote "FOR":

 1.  ELECTION OF DIRECTORS (three Class III)

     [ ] FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY
     (except as marked to the contrary below)          to vote for all nominees
                                                       listed below

     INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

      William Wayt Gibbs, V        John N. Neff          Robert S. Yeago, Jr.

 2.  To approve the CFW Communications Company 1997 Stock Compensation Plan.
                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

 3. To approve the CFW Communications Company Non-Employee Directors' Stock Option Plan.
                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

 4. To vote on such other business, if any, that may properly come before the meeting.

     [ ]  Please check box if you plan to attend meeting.

                                            -----------------------------------

-----------------------------------, 1997
             Date
                              -------------------------------------------------
                             (Please sign your name(s) exactly as shown hereon.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION OF THE CLASS III DIRECTORS AND APPROVAL OF THE OTHER MATTERS TO BE CONSIDERED AT THE MEETING.